                                                                EXHIBIT 99.10(a)


[Letterhead of Van Eck Global]


October 9, 1995



Van Eck Worldwide Insurance Trust
99 Park Avenue
New York, New York  10016


Gentlemen:

  As Vice President and Secretary to Van Eck Worldwide Insurance Trust (the "Trust"), a Massachusetts business trust, I have been asked to render my opinion with respect to the issuance of shares of beneficial interest, par value $.001 per share, of the Trust (the "Shares") representing interests in the Worldwide Emerging Markets series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 15 (the "Amendment") to the Registration Statement on Form N-1A (Registration No. 33-13019) of the Trust to be filed with the Securities and Exchange Commission.

  I have examined the Master Trust Agreement of the Trust dated January 7, 1987, as amended, the By-laws of the Trust, the records of certain meetings of the Trustees of the Trust, the prospectus and statement of additional information contained in the Amendment, and such other documents, records and certificates as I have deemed necessary for the purposes of this opinion.

  Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the prospectus and statement of additional information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

  I hereby consent to the filing of this opinion as an exhibit to the Amendment.

                            Very truly yours,

                            /s/ Thaddeus Leszczynski

                            Thaddeus Leszczynski
                            Vice President and Secretary